INFORMATION LICENSING AGREEMENT (RAW DATA)

This Agreement is made this 5th of December, 2000 by and between DIT Ventures("Licensee"), a corporation organized under the laws of the State of Michigan and having its principal place of business at 9420 Telstar Ave., Ste. 211, El Monte, CA, 91731, and ZACKS Investment Research, Inc ("ZACKS"), a corporation organized under the laws of the State of Illinois and having its principal place of business at 155 North Wacker Drive, Chicago, IL 60606.

Recitals

WHEREAS,

ZACKS is in the business of providing certain equity research, analysis and investment information as set forth in Schedule A hereto (the "Information"); and

WHEREAS,

Licensee desires to license a data feed of the Information from ZACKS for the purpose of providing direct access to certain of the Information via Licensee's Internet web site.

Agreement;

NOW, THEREFORE,

in consideration of the foregoing and of the mutual promises set forth herein, the parties agree as follows:

SECTION 1:LICENSE

1.1 ZACKS hereby grants to Licensee a non-exclusive, worldwide right and license (the "License") to use the Information in the development and production of Licensee's Internet web site, to incorporate the Information into such Internet web site, and to make the Information available to users of the Licensee Internet web site. This license shall be effective as of the first date written above (the "Effective Date"), and shall include, but not be limited to, the right to combine the Information with images, photographs, animation, video, audio, text, user interfaces, software and other information as Licensee may choose. This License is non-exclusive.

1.2 ZACKS will provide Licensee with a File Transfer Protocol (FTP) account allowing Licensee periodic access to ZACKS' secure database containing the Information.

1.3 ZACKS shall perform, at its expense, all technical development and support work necessary to meet its obligation to create and maintain the Information and FTP databases as required hereunder. Such technical development and support work shall include, without limitation, a reasonable (in ZACKS' discretion) amount of support and technical assistance, available Monday through Friday (excluding market holidays) 9am to 5pm CST via the technical support phone number, to Licensee as reasonably necessary to enable Licensee to access the ZACKS Information in the agreed-upon formats. ZACKS shall also provide Licensee with a reasonable (in ZACKS' discretion) amount of telephone and e-mail technical support for Licensee questions regarding the Information. Said support shall include providing support persons from ZACKS specifically designated to respond to Licensee inquiries.

SECTION 2:OBLIGATIONS OF LICENSEE

2.1 Licensee's use and formatting of the Information on Licensee's Internet web site shall be subject to ZACKS review from time to time, and Licensee shall ensure that ZACKS has ongoing access to Licensee's Internet web site to monitor such use. ZACKS prior consent as to the use of the Information is not required; however, ZACKS retains the right to request Licensee to promptly modify its use of any of the Information. If Licensee refuses such request, ZACKS may, by delivering written notice to Licensee, terminate this Agreement and Licensee's use of ZACKS' Information upon a least five (5) days written notice of such intent to terminate. Upon such termination, Licensee shall be entitled to a refund of any License Fees paid ZACKS by Licensee for any period after such termination.

2.2 Licensee will provide one or more graphics with ZACKS' attribution and branding at the bottom of all pages containing Information (the "ZACKS Content Pages"), subject to Licensee guidelines and as otherwise set forth herein. Licensee shall provide links on the ZACKS Content Pages to read "Data Provided by ZACKS Investment Research, Inc., www.zacks.com." Hypertext and/or graphic links from the ZACKS Content Pages will be directed to ZACKS' Internet web site "(www.zacks.com)" or otherwise, at ZACKS' direction. ZACKS reserves the right to change these attribution and/or copyright declarations by providing written notice to Licensee. The following copyright notices and disclaimers are applicable with respect to the Information, and shall be used by Licensee in a prominent location whenever and wherever Licensee uses or copies any of the Information:

Copyright (c) 1999-_____ by ZACKS Investment Research, Inc ("ZACKS"). The information, data, analyses and opinions contained herein (1) includes the confidential and proprietary information of ZACKS, (2) may not be copied or redistributed, for any purpose, (3) does not constitute investment advice offered by ZACKS, (4) are provided solely for informational purposes, and (5) are not warranted or represented to be correct, complete, accurate or timely. ZACKS shall not be responsible for investment decisions, damages or other losses resulting from, or related to, use of this information, data, analyses or opinions. Past performance is no guarantee of future performance. ZACKS is not affiliated with [Insert Name of Licensee].

2.3 Except as expressly permitted by this Agreement, Licensee shall not: (a) use, copy, modify, merge or install any of the Information; (b) reverse-engineer, decompile, translate or disassemble any of the Information; (c) sublicense, rent, sell, resell, lease or otherwise transfer or distribute any of the Information; (d) use any Information in violation of any applicable law (including data privacy laws and communication regulations and tariffs) or post any Information to any database or catalog which infringes the intellectual property rights, or misuses proprietary information, of a third party or which is made in furtherance of an illegal or fraudulent scheme or activity; or (e) use any of the Information for third-party training, commercial time-sharing or in the operation of a service bureau. Notwithstanding anything to the contrary in this Agreement, Licensee shall not distribute any Information as part of a general distribution or for marketing, advertising or promotional purposes.

2.4 Licensee may copy the Information as necessary for archival and backup purposes; provided that all such archival or backup copies are destroyed upon termination of this Agreement. All titles, trademarks and copyright, disclaimers and restricted rights notices contained on or with the Information must be accurately reproduced on each such archival or backup copy (including on any storage media containing the Information if the Information is archived or backed up on physical media).

2.5 Licensee shall promptly notify ZACKS if Licensee learns of any unauthorized use of ZACKS' intellectual property. Licensee agrees to cooperate with ZACKS' efforts to protect its interests with respect to ZACKS' intellectual property. Licensee shall comply with all applicable laws, rules and regulations with respect to its business and its use of the Information.

SECTION 3: OWNERSHIP

3.1 Not withstanding the licenses granted here in, Licensee acknowledges and agrees that: (a) the Information is ZACKS' property and contains the valuable copyrighted and proprietary material of ZACKS; (b) the Information is licensed and not sold to Licensee pursuant to this Agreement; (c) Licensee shall not have any rights in and to the Information, except as specifically licensed under this Agreement; and (d) any and all trademarks and trade names which ZACKS uses in connection with the Information are and shall remain the exclusive property of ZACKS. ZACKS shall retain all ownership rights in and to the Information, and nothing contained herein shall be deemed to transfer to Licensee any ownership rights therein. Specifically, Licensee does not have the right to resell or redistribute the Information, or copy in other manner or make derivative works of the Information in any form for use in any medium currently in existence or under development, now or in the future. All rights in and to the Information not specifically licensed under this Agreement to Licensee shall be owned by ZACKS.

3.2 Nothing in this Agreement shall impair Licensee's rights at all times to make use of, without obligation to ZACKS, information similar to the Information which has been, without infringement upon ZACKS' copyrights, trade secrets or other intellectual property rights, independently obtained by Licensee or which have become publicly known, whether before or after execution of this Agreement.

SECTION 4: FEES AND BILLING

4.1 Licensee agrees to pay total annual license fees of $24,000 (the "License Fees") to ZACKS for the initial one year term (the "Term") of the Agreement which commenced on the Effective Date. Fees will be broken down into twelve (12) monthly payments of $2,000. The initial monthly License Fee is due upon signing this Agreement and the remaining monthly payments are payable monthly in advance and pursuant to ZACKS' invoices sent to Licensee each month thereafter during the Term.

4.2 Invoices are due and payable upon Licensee's receipt of such invoice. All amounts not paid to ZACKS within sixty (60) days of the date of the invoice shall accrue interest at the lower of 1.5% per month or the highest rate permitted by applicable law from the due date of such invoice. Unless Licensee objects in writing to ZACKS concerning a ZACKS invoice within thirty (30) days of Licensee's receipt of such invoice, ZACKS' information reflected in such invoice and such invoice itself shall be deemed conclusive and accepted by Licensee. If Licensee fails to pay any amount due under this Agreement or otherwise breaches any provision of this Agreement, Licensee shall pay ZACKS' reasonable attorneys' fees, costs and ancillary fees or expenses incurred in enforcing this Agreement.

4.3 Licensee and ZACKS agree to keep all proper records and books of account and all proper entries therein relating to the License Fees paid and payable pursuant to this Agreement.

4.4 ZACKS may, from time to time, offer additional services to Licensee. For all such additional services that Licensee makes use of, Licensee shall pay ZACKS the additional charges set forth in the applicable Order Form or Statement of Work, and if not specified therein, then such fees shall be at ZACKS' then standard prices.

4.5 Licensee shall be liable for any and all transaction, sales, license, lease or other tax, whether federal, state or local, resulting from the License or this Agreement, except any tax on ZACKS' net income. In the event that Licensee is required by law (including any applicable international treaties) to deduct a withholding tax or other duty or fee from License Fees or other payments by Licensee to ZACKS, such payments will be made less the amount of the taxes, duty or other fees which are required to be withheld. Licensee shall furnish ZACKS with sufficient written proof, certificates or receipts as ZACKS may reasonably require to verify that such taxes, duty or fees have been withheld and paid to the appropriate taxing authority.

SECTION 5:TERM AND TERMINATION

5.1 This Agreement shall be effective as of the Effective Date, and shall continue for the Term of twelve (12) months commencing on date noted in Schedule B. Unless either party delivers to the other written notice of non-renewal at least ninety (90) days prior to the end of the then-current Term, this Agreement shall automatically be extended for consecutive one-year periods at the end of each one-year Term.

5.2 If either party shall default in the performance of, or compliance with, any provision contained in this Agreement, and such default shall not have been cured within thirty (30) days after written notice thereof shall have been given to the appropriate party, the party giving such notice may then give further written notice which shall terminate this Agreement, in which event, this Agreement and License granted hereunder, shall terminate; and the License granted hereunder, shall terminate on the date specified in such further notice. ZACKS reserves the right to terminate Licensee's access to or use of any Information, or take other actions it reasonably believes necessary to comply with the law and this Agreement.

5.3 Either party may terminate this Agreement by written notice to the other and may regard the other party as in default of this Agreement, if the other party becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceedings under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated, voluntarily or otherwise. In the event that any of the above events occurs, the party directly involved in the event(s) listed above shall immediately notify the other party of its occurrence.

5.4 Upon Termination of this Agreement by Licensee or ZACKS, Licensee will immediately delete all files and data items (listed in Schedule A), transferred from ZACKS, and/or files and data items which were derived from such transferred files, that are stored on Licensee's servers or in any databases or systems owned by Licensee or under Licensee control, or under the control of any contractor, service bureau, general or limited partner or agent, whose control and/or possession of said data derives from an association or relationship with Licensee. No ZACKS' data in any form shall remain in the possession of Licensee or any contractors, service bureaus, general or limited partners or agents, whose control and/or possession of said data derives from an association or relationship with Licensee, after this Agreement has been terminated. Notwithstanding the termination or expiration of this Agreement, the applicable rights and obligations in Sections 2.3, 2.4, 3.1, 4, 5 and 8 through 12, shall survive termination or expiration of this Agreement.

SECTION 6:ADVERTISING OR PROMOTION

6.1. Neither party shall make, publish or distribute (whether in print, electronically or otherwise) any public announcements, press releases, advertising, marketing, promotional or other materials that use the other party's names, logos, trademarks or service marks or refer to the other party with regard to the execution or performance of this Agreement, without the prior consent of the other, which consent shall not be unreasonably withheld. If within ten (10) days after delivery of samples of such material, the receiving party has not notified the sending party of its disapproval, such material shall be deemed approved.

SECTION 7:REPRESENTATIONS AND WARRANTIES

7.1 ZACKS represents and warrants to Licensee that to ZACKS' knowledge: (a) it has all rights in and to all copyrights, patents, trademarks and other intellectual property rights associated with the Information that are necessary to market, distribute and license the Information to Licensee in accordance with the terms of this Agreement; and (b) the Information is not defamatory and does not violate a third party's right of privacy.

7.2 Licensee represents and warrants that it has the authority to enter into this Agreement, and the rights and licenses necessary to enter into and perform its obligations under this Agreement.

SECTION 8:DISCLAIMERS

8.1 Although the Information is obtained from sources that are, to ZACKS' knowledge, reliable, ZACKS does not represent or warrant and Licensee acknowledges that ZACKS does not guarantee: (a) the accuracy, correctness, integrity, completeness or timeliness of the Information; or (b) that the Information complies with any requirements of any private or public organization or association, or the securities laws or regulations of any jurisdiction. ZACKS is not responsible for investment decisions, damages or other losses resulting from use of the Information. The timeliness of the Information is dependent upon ZACKS' collection schedule for the data upon which such Information is based and the level of cooperation from the sources of such information, which are outside of ZACKS' control.

8.2 EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7, THE INFORMATION IS PROVIDED "AS IS" AND ALL FAULTS AND THE ENTIRE RISK AS TO SATISFACTORY QUALITY, PERFORMANCE, ACCURACY AND EFFORT IS WITH LICENSEE. ZACKS DISCLAIMS ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT, ACCURACY OF INFORMATIONAL CONTENT, ABSENCE OF VIRUSES AND DAMAGING OR DISABLING CODE, AS WELL AS IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ZACKS DOES NOT REPRESENT OR WARRANT THAT IT WILL CONTINUE TO OPERATE ITS INTERNET WEB SITE(S) IN THEIR CURRENT FORM, THAT SUCH SITE(S) WILL BE ACCESSIBLE WITHOUT INTERRUPTION, THAT SUCH SITE(S) WILL MEET THE REQUIREMENTS OR EXPECTATIONS OF LICENSEE, OR THAT ANY MATERIALS ON SUCH SITE(S) OR THE SERVER THAT MAKES SUCH SITE(S) AVAILABLE ARE FREE FROM ERRORS, DEFECTS, DESIGN FLAWS OR OMISSIONS. ZACKS SPECIFICALLY DISCLAIMS ANY WARRANTY OR REPRESENTATION THAT THE INFORMATION WILL MEET LICENSEE'S REQUIREMENTS OR THAT USE AND ACCESS TO THE INFORMATION WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE INFORMATION, IF ANY, WILL BE CORRECTABLE OR CORRECTED, OR THAT THE INFORMATION FORMAT IS COMPATIBLE WITH ANY PARTICULAR PLATFORM.

SECTION 9:LIMITATION OF LIABILITY

9.1 ZACKS' entire liability and Licensee's exclusive remedy, for any breach of a representation or warranty under this Agreement shall be, at ZACKS' sole election, (a) the replacement of any defective Information component, or (b) the termination of this Agreement, with a refund of any License Fees associated with undelivered Information access, updates or upgrades to which Licensee would otherwise have been entitled.

9.2 REGARDLESS OF THE BASIS ON WHICH LICENSEE OR ANY THIRD PARTY MAY BE ENTITLED TO RECOVER DAMAGES FROM ZACKS (INCLUDING: BREACH OF WARRANTY, CONTRACT OR FIDUCIARY DUTY; FRAUD, NEGLIGENCE, MISREPRESENTATION OR OTHER TORT; OR INDEMNITY), ZACKS' AGGREGATE LIABILITY UNDER THIS AGREEMENT OR IN ANY WAY IN CONNECTION WITH THE INFORMATION OR THE USE THEREOF, IS LIMITED TO ACTUAL DIRECT DAMAGES THAT CAN BE PROVEN UP TO AN AMOUNT NOT TO EXCEED THE AGGREGATE OF LICENSE FEES PAID TO ZACKS BY LICENSEE FOR THE SIX-MONTH PERIOD PRIOR TO THE DATE WHEN SUCH PROBLEM OCCURRED IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, THE PARTY SUFFERING SUCH DAMAGES OR LOSSES MUST FIRST EXHAUST ANY AVAILABLE LEGAL AND EQUITABLE REMEDIES AGAINST PARTIES OTHER THAN ZACKS.

9.3 ZACKS SHALL IN NO EVENT BE LIABLE TO LICENSEE OR ANY THIRD PARTY (INCLUDING LICENSEE'S CLIENTS) FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, SAVINGS, REVENUES, BUSINESS OPPORTUNITIES OR BUSINESS ADVANTAGES OR CLAIMS FOR INDEMNIFICATION UNDER SECTION 10.1 HEREOF) UNDER THIS AGREEMENT OR IN ANY WAY IN CONNECTION WITH THE INFORMATION OR THE USE THEREOF WHATSOEVER, EVEN IF ZACKS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.4 Some jurisdictions do not allow the exclusion or limitation of incidental or consequential damages. Accordingly, the provisions of Sections 9.2 and 9.3 above may not be applicable or enforceable in some jurisdictions.

SECTION 10:INDEMNITY

10.1 Indemnification by ZACKS.

(a) If a third party claims that the Information infringes that party's patent, copyright or trademark or misappropriates that party's trade secret or other intellectual property right, ZACKS will, at its expense, defend Licensee against that claim and pay all costs, damages and reasonable attorney's fees that a court finally awards, provided that Licensee: (i) promptly notifies ZACKS in writing of the claim; (ii) allows ZACKS to control, and cooperates with ZACKS in the defense thereof and any related settlement negotiations; and (iii) in no event shall Licensee agree to, or authorize settlement of, any such claim without ZACKS' prior written agreement.

(b) If such claim is made or appears likely to be made, ZACKS, in its sole discretion, may elect: (i) to procure for Licensee the right to continue use of the Information; (ii) to replace, at ZACKS' cost, the Information, or any portion thereof, with a substitute product that functions substantially in accordance with the specifications for such Information; (iii) to modify, at ZACKS' cost, such Information so that it does not infringe or misappropriate, provided that the Information, as modified, continues to perform substantially in accordance with the applicable specifications; or (iv) to terminate this Agreement and to pay to Licensee a refund of any fees Licensee paid for the subscription to use the Information for the remaining portion of the current Term. This is ZACKS' entire obligation to Licensee with respect to any claim of infringement or misappropriation.

(c) Notwithstanding the foregoing, ZACKS shall have no obligation under Section 10.1(a) with respect to any claim of infringement or misappropriation based upon any modification of the Information by or for Licensee, or its misuse, combination, operation or use with programs or equipment not specified by ZACKS.

10.2 Indemnification by Licensee. Licensee hereby indemnifies and agrees to hold ZACKS and its affiliates, and its and their successors and assigns, and its and their directors, officers and employees ("Licensee Indemnitees") harmless against any and all penalties, damages, costs, judgments, attorney's fees or any other expenses incurred in connection with: (a) claims by any person or entity in connection with Licensee's use of the Information, or of the Licensee Internet web site; and (b) any breach by Licensee of the terms, covenants, representations or warranties set forth in this Agreement.

SECTION 11:CONFIDENTIALITY

11.1 The parties acknowledge that in the course of their dealings hereunder, each may acquire information about the other, its business activities and operations, its technical information and its trade secrets, all of which are proprietary and confidential (the "Confidential Information"). Both parties agree that the terms of this Agreement shall be deemed Confidential Information of each party.

11.2 Each party hereby agrees that: (a) all Confidential Information shall remain the exclusive property of the owner; (b) such party shall maintain, and shall use prudent methods to cause its employees and agents to maintain, the confidentiality and secrecy of the other's Confidential Information; (c) such party shall use prudent methods to ensure that its employees and agents do not copy, publish, disclose to others or use (other than pursuant to the terms hereof) the other's Confidential Information; and (d) such party shall return or destroy all copies of other's Confidential Information upon request of the other party. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent it: (i) is or becomes a part of the public domain through no act or omission on the part of the receiving party; (ii) is disclosed to third parties by the disclosing party without restriction on such third parties; (iii) is in the receiving party's possession, without actual or constructive knowledge of an obligation of confidentiality with respect thereto, at or prior to the time of disclosure under this Agreement; (iv) is disclosed to the receiving party by a third party having no obligation of confidentiality with respect thereto; (v) is independently developed by the receiving party without reference to the disclosing party's Confidential Information; or (vi) is released from confidential treatment by written consent of the disclosing party. Notwithstanding the foregoing, portions of a parties' Confidential Information may be disclosed pursuant to the request of a governmental agency or third party if such disclosure is required by operation of law, regulation or court order, provided the receiving party gives the disclosing party prior written notice of such proposed disclosure sufficient to enable the disclosing party to obtain an appropriate protective order, if it so desires.

SECTION 12:MISCELLANEOUS

12.1 Notices. All notices, requests and other communications under this Agreement shall be in writing and be delivered in person, or sent by certified mail, return receipt requested, overnight courier service, or by facsimile to the address or facsimile number of the party set forth in the beginning of this Agreement, or to such other addresses or numbers as may be stipulated in writing by the parties pursuant hereto. Unless otherwise provided, notice will be effective on the date it is officially recorded as delivered by return receipt or equivalent or by facsimile confirmation date.

12.2 Entire Agreement; Amendment. This Agreement, together with any appendices or other attachments hereto, sets forth the entire understanding between the parties and supersedes any and all oral or written agreements or understandings between the parties as to the subject matter of this Agreement. This Agreement may be modified only in a document signed by both parties. This Agreement shall be binding upon and shall inure to the benefit of the undersigned parties and their respective successors and permitted assigns.

12.3 Assignment. Licensee's benefits and obligations in this Agreement shall not be assigned (including assignment to a parent, subsidiary or fellow subsidiary company of Licensee, any change of control of Licensee or assignment by operation of law or otherwise) without the prior written consent of ZACKS. ZACKS may assign the benefits and obligations of this Agreement. This Agreement shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their permitted successors in interest and permitted assigns.

12.4 Third Party Beneficiaries. The parties acknowledge that there are no intended third party beneficiaries of this Agreement.

12.5 Force Majeure. In no event shall either party be liable to the other for any delay or failure to perform hereunder, which delay or failure to perform is due to causes beyond the control of said party including, but not limited to, government restrictions, exchange or market rulings, labor strike, war, act of civil or military authority, sabotage, epidemic, flood, earthquake, fire, other natural disaster or any other event, condition or occurrence beyond the reasonable control of such party.

12.6 Waiver. The failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

12.7 Separability. If any provision of this Agreement or the application thereof to any person or circumstances shall to any extent be held to be invalid or unenforceable, the remainder of the Agreement, or the application of such provisions to persons or circumstances as to which it is not held to be invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and be enforced to the fullest extent permitted by law.

12.8 Relationship of the Parties. This Agreement does not and shall not be deemed to constitute a partnership or joint venture between the parties and neither party nor any of their respective directors, officers, employees or agents shall, by virtue of the performance of their obligations under this Agreement, be deemed to be an agent or employee of the other.

12.9 Injunctive Relief. Licensee acknowledges that ZACKS' legal remedies (including the payment of damages) would not adequately compensate ZACKS for any breach by Licensee of any provisions of this Agreement regarding the ownership, use, copying, distribution, confidentiality or nondisclosure of the Information or ZACKS' Confidential Information, and that ZACKS would suffer continuing and irreparable injury to its business as a direct result of such breach. Therefore, in the event of any such breach, Licensee consents to entry of any injunctive relief necessary to prevent or cure such breach (including temporary and preliminary relief, and relief by order of specific performance), without posting of bond or other security or proof of irreparable harm.

12.10 Governing Law; Place For Disputes. Licensee may not bring legal action under this Agreement more than one (1) year after the cause of action arose. All disputes arising out of this Agreement or the performance thereof shall be determined exclusively under the laws of the State of Illinois without regard to its conflict of laws provisions. In the event of any legal proceedings arising out of this Agreement or the performance thereof, Licensee agrees and consents to the exercise of personal jurisdiction over Licensee by any state or federal court of law or equity located in Cook County, Illinois, U.S.A. Licensee shall not initiate any legal proceeding arising out of this Agreement or the performance thereof in any jurisdiction other than in the state or federal courts located in Cook County, Illinois.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, and do each hereby warrant and represent to the other, that their respective signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary and appropriate corporate action to execute this Agreement.

DIT Ventures, Inc.         ZACKS Investment Research, Inc.

By: /s/ Kenneth Yeh      By: Leonard Zacks

Name: Kenneth Yeh     Name: Leonard Zacks

Title: President             Title: CEO

SCHEDULE ADESCRIPTION AND UPDATE FREQUENCYOF LICENSED INFORMATIONZACKS will make available to Licensee the following ZACKS' files, via an FTP account, for the ZACKS Universe of North American equities (US Exchanges and Canadian Issues):

Common File name (ZIR File name) Update Frequency:1. ZACKS Earnings Estimates File (ZN1) Daily 2. ZACKS Consensus Earnings Estimates Trend File (ZN2) Daily 3. ZACKS Historical Earnings Surprise File (ZN3) Daily

4. ZACKS Analyst Recommendation Revision Trend File (ZN5) Daily

5. ZACKS Company Portrait File Daily

6. ZN_Ratios File Daily

Addendum to the Information Licensing Agreement Between

Zacks Investment Research and DIT Ventures, Inc.

This Addendum is made on the 13th day of December 2000 between Zacks Investment Research and DIT Ventures, Inc. (The "Parties"), to the Original Agreement between the Parties dated December 5th 2000 (the "Original Agreement") and is effective as of the signing of this Addendum.

Schedule A (Description and Update Frequency of Licensed Information) is amended to read in its entirety:

SCHEDULE A

DESCRIPTION AND UPDATE FREQUENCY OF LICENSED INFORMATION

ZACKS will make available to LICENSEE the following ZACKS' files, via an FTP account, for the ZACKS Universe of North American equities (US Exchanges and Canadian Issues):

Common File Name (ZIR File Name) Update Frequency:

1. ZACKS Earnings Estimates File (ZN1) Daily

2. ZACKS Consensus Earnings Estimates Trend File (ZN2) Daily

3. ZACKS Historical Earnings Surprise File (ZN3) Daily

4. ZACKS Analyst Recommendation Revision Trend File (ZN5) Daily

5. ZACKS Complete Portrait Product

1. Company Portrait File (Port.CSV) Daily

2. Company Description File (Z_CompDesc) Weekly

3. Corporate Contact Information File Monthly

6. ZN_Ratio Files

1. ZN_Ratios File - current value only (ZNR) Daily

2. ZN_Historic Ratio File

- current value plus 5 year High & Low value (ZMR) Monthly

IN WITNESS WHEREOF, intending to be legally bound by all of the foregoing terms, the parties have caused this Addendum to be executed and do each hereby warrant and represent that their respective signatory whose signature appears below has been and is on the date of this Addendum duly authorized by all necessary and appropriate corporate action to execute this Addendum to the Agreement.

DIT Ventures, Inc.                    Zacks Investment Research

/s/ Ken Yeh                                 /s/ Leonard Zacks

Ken Yeh                                      Leonard Zacks

President                                     President and CEO